EXHIBIT 10.2

VERACYTE, INC.

2013 STOCK INCENTIVE PLAN

Notice of Stock Unit Award

You have been granted the following Stock Units representing shares of Common Stock of Veracyte, Inc. (the “Company”) under the Company’s 2013 Stock Incentive Plan (the “Plan”). The Stock Units are subject to the terms and conditions set forth in this Notice of Stock Unit Award, the Stock Unit Agreement and the Additional Terms for Participants Providing Services Outside the United States attached to the Stock Unit Agreement as Exhibit A (collectively, the “Agreement”) and the Plan, which are incorporated herein by reference. Certain capitalized terms used, but not defined in this Notice of Stock Unit Award and the Agreement, are defined in the Plan.

Name of Participant:	[-]
Total Number of Stock Units Granted:	[-]
Date of Grant:	[-]
Vesting Commencement Date:	[-]
Vesting Schedule:

The Stock Units subject to this Award vest when you complete each [X months] of continuous Service from the Vesting Commencement Date.] [Sample language - actual vesting schedule, which may be performance-based, to be inserted as approved on grant-by-grant basis.]

By executing this document, which may be accomplished by e-signature or other electronic indication of acceptance, you and the Company agree that these Stock Units are granted under and governed by the terms and conditions of the Plan and the Agreement, both of which are attached to and made a part of this document.

By executing this document you further agree that the Company may deliver by e-mail all documents relating to the Plan or this Award (including without limitation, prospectuses required by the Securities and Exchange Commission) and all other documents that the Company is required to deliver to its security holders (including without limitation, annual reports and proxy statements). You also agree that the Company may deliver these documents by posting them on a website maintained by the Company or by a third party under contract with the Company. If the Company posts these documents on a website, it will notify you by e-mail.

VERACYTE, Inc.

By: __________________________________________
________________________________________________	Its: __________________________________________
Print Name

VERACYTE, INC.

2013 STOCK INCENTIVE PLAN

Stock Unit Agreement

The Stock Units are subject to the terms and conditions set forth in the Notice of Stock Unit Award, this Stock Unit Agreement and the Additional Terms for Participants Providing Services Outside the United States attached to this Stock Unit Agreement as Exhibit A (collectively the “Agreement”) and the Plan, which are incorporated herein by reference.

Unless otherwise defined herein, the terms defined in the Plan shall have the same defined meanings in the Notice of Stock Unit Award and the Agreement.

Payment for Stock Units	No cash payment is required for the Stock Units you receive. You are receiving the Stock Units in consideration for Services rendered by you.
Vesting	The Stock Units that you are receiving will vest in installments, as shown in the Notice of Stock Unit Award.

No additional Stock Units vest after your Service has terminated for any reason [, except as provided in your Change of Control and Severance Agreement to the extent in effect at the time of termination] [reference to Change of Control and Severance Agreement to be included only if applicable to the Participant].

Forfeiture

If your Service terminates for any reason, then your Award expires immediately as to the number of Stock Units that have not vested before the termination date and do not vest as a result of termination.

This means that the unvested Stock Units will immediately be cancelled. You receive no payment for Stock Units that are forfeited.
The Company determines when your Service terminates for this purpose and all purposes under the Plan and its determinations are conclusive and binding on all persons.
Leaves of Absence

For purposes of this Award, your Service does not terminate when you go on a military leave, a sick leave or another bona fide leave of absence, if the leave of absence was approved by the Company in writing and if continued crediting of Service is required by the terms of the leave or by applicable law. But your Service terminates when the approved leave ends, unless you immediately return to active work.

If you go on a leave of absence, then the vesting schedule specified in the Notice of Stock Unit Award may be adjusted in accordance with the Company’s leave of absence policy or the terms of your leave. Notwithstanding the foregoing, except as otherwise required by applicable laws, vesting of your Stock Units will be suspended during any unpaid leave of absence. If you commence working on a part-time basis, then the vesting schedule specified in the Notice of Stock Unit Award may be adjusted in accordance with the Company’s part-time work policy or the terms of an agreement between you and the Company pertaining to your part-time schedule.

Nature of Stock Units

Your Stock Units are mere bookkeeping entries. They represent only the Company’s unfunded and unsecured promise to issue Shares on a future date. As a holder of Stock Units, you have no rights other than the rights of a general creditor of the Company.

No Voting Rights or Dividends

Your Stock Units are mere bookkeeping entries. They represent only the Company’s unfunded and unsecured promise to issue Shares on a future date. As a holder of Stock Units, you have no rights other than the rights of a general creditor of the Company.

Stock Units Nontransferable

You may not sell, transfer, assign, pledge or otherwise dispose of any Stock Units (nor any right arising thereunder). For instance, you may not use your Stock Units as security for a loan. If you attempt to do any of these things, your Stock Units will immediately become invalid and will be cancelled.

Settlement of Stock Units	Each of your vested Stock Units will be settled within 30 days following the applicable date of vesting under the Vesting Schedule set forth in the Notice of Stock Unit Award.

At the time of settlement, you will receive one Share for each vested Stock Unit; provided, however, that no fractional Shares will be issued or delivered pursuant to the Plan or this Agreement, and the Committee will determine whether cash will be paid in lieu of any fractional Share or whether such fractional Share and any rights thereto will be canceled, terminated or otherwise eliminated. In addition, the Shares are issued to you subject to the condition that the issuance of the Shares not violate any law or regulation.

Withholding Taxes and Stock Withholding

Regardless of any action the Company or your actual employer (the “Employer”) takes with respect to any or all income tax, social insurance, payroll tax, payment on account or other tax-related withholding (“Tax-Related Items”), you acknowledge that the ultimate liability for all Tax-Related Items legally due by you is and remains your responsibility and that the Company and/or the Employer (1) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the Award, including the settlement of the Stock Units, the subsequent sale of Shares acquired pursuant to such settlement and the receipt of any dividends; and (2) do not commit to structure the terms of the Award or any aspect of the Stock Units to reduce or eliminate your liability for Tax-Related Items.

Prior to any relevant taxable or tax withholding event, as applicable, you shall pay or make adequate arrangements satisfactory to the Company and/or the Employer, as applicable, to satisfy all Tax-Related Items.

In this regard, you authorize the Company and/or the Employer (and their respective agents) to satisfy the obligations with regard to all Tax-Related Items by one or a combination of the following, as determined at the sole discretion of the Company and only to the extent permissible under local law: (1) withholding from your wages or other cash compensation paid to you by the Company and/or the Employer; (2) withholding from proceeds of the sale of Shares acquired upon settlement of the Stock Units either through a voluntary sale or through a mandatory sale arranged by the Company (on your behalf pursuant to this authorization); (3) withholding of Shares to otherwise be issued upon settlement of the Stock Units; or (4) any other arrangement approved by the Committee and permitted under applicable law; all under such rules as may be established by the Committee and in compliance with the Company’s Insider Trading Policy and 10b5-1 Trading Plan Policy, if applicable; provided, however, that the Committee shall establish the method prior to the Tax-Related Items withholding event and, unless determined otherwise by the Committee in advance of a Tax-Related Items withholding event, the method of withholding for this Stock Unit will be (3) above.

If the obligation for Tax-Related Items is satisfied by withholding in Shares, for tax purposes, you are deemed to have been issued the full number of Shares subject to the vested Stock Units, notwithstanding that a number of the Shares are held back solely for the purpose of paying the Tax-Related Items due as a result of any aspect of your participation in the Plan. The Fair Market Value of these Shares, determined as of as of the date that the taxes are required to be withheld, will be applied as a credit against the Tax-Related Items withholding. Depending on the withholding method, the Company may withhold or account for Tax-Related Items by considering applicable statutory withholding rates or other applicable withholding rates, including up to the maximum permissible statutory rate for your tax jurisdiction(s) in which case you will have no entitlement to the equivalent amount in Shares and will receive a refund of any over-withheld amount in cash in accordance with applicable law.

Finally, you shall pay to the Company or the Employer any amount of Tax-Related Items that the Company or the Employer may be required to withhold as a result of your participation in the Plan or your purchase of Shares that cannot be satisfied by the means previously described. The Company may refuse to deliver the Shares if you fail to comply with your obligations in connection with the Tax-Related Items as described in this section, and your rights to the Shares shall be forfeited if you do not comply with such obligations on or before the scheduled settlement deadline.

Restrictions on Resale

You agree not to sell any Shares at a time when applicable laws, Company policies or an agreement between the Company and its underwriters prohibit a sale. This restriction will apply as long as your Service continues and for such period of time after the termination of your Service as the Company may specify.

No Retention Rights

Neither your Award nor this Agreement gives you the right to be employed or retained by the Company or a subsidiary of the Company in any capacity. The Company and its subsidiaries reserve the right to terminate your Service at any time, with or without cause.

Adjustments

The number of Stock Units covered by this Award shall be subject to adjustment in the event of a stock split, a stock dividend or a similar change in Company Shares, and in other circumstances, as set forth in the Plan. The forfeiture provisions and restrictions provided for in this Agreement will apply to all new, substitute or additional Stock Units or securities to which you are entitled by reason of this Award.

Successors and Assigns

Except as otherwise provided in the Plan or this Agreement, every term of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, legatees, legal representatives, successors, transferees and assigns.

Notice

Any notice required or permitted under this Agreement shall be given in writing and shall be deemed effectively given upon the earliest of personal delivery, receipt or the third full day following mailing with postage and fees prepaid, addressed to the other party hereto at the address last known in the Company’s records or at such other address as such party may designate by ten (10) days’ advance written notice to the other party hereto.

Applicable Law and Choice of Venue

This Agreement will be interpreted and enforced under the laws of the State of California (without regard to their choice-of-law provisions). For purposes of litigating any dispute that arises directly or indirectly from the relationship of the parties evidenced by this Award or the Agreement, the parties hereby submit to and consent to the exclusive jurisdiction of the State of California and agree that such litigation shall be conducted only in the courts of San Mateo County, California, or the federal courts for the United States for the Northern District of California, and no other courts, were this grant is made and/or to be performed.

Miscellaneous

You understand and acknowledge that (i) the Plan is entirely discretionary, (ii) the Company and your employer have reserved the right to amend, suspend or terminate the Plan at any time, (iii) the grant of your Award does not in any way create any contractual or other right to receive additional grants of awards (or benefits in lieu of awards) at any time or in any amount and (iv) all determinations with respect to any additional grants, including (without limitation) the times when awards will be granted, the number of Shares subject to the awards, and the vesting schedule, will be at the sole discretion of the Company.

The value of this Award shall be an extraordinary item of compensation outside the scope of your employment contract, if any, and shall not be considered a part of your normal or expected compensation for purposes of calculating severance, resignation, redundancy or end-of-service payments, bonuses, long-service awards, pension or retirement benefits or similar payments.

You understand and acknowledge that participation in the Plan ceases upon termination of your Service for any reason, except as may explicitly be provided otherwise in the Plan or this Agreement.

You hereby authorize and direct your employer to disclose to the Company or any Subsidiary any information regarding your employment, the nature and amount of your compensation and the fact and conditions of your participation in the Plan, as your employer deems necessary or appropriate to facilitate the administration of the Plan.

You consent to the collection, use and transfer of personal data as described in this subsection. You understand and acknowledge that the Company, your employer and the Company’s other Subsidiaries hold certain personal information regarding you for the purpose of managing and administering the Plan, including (without limitation) your name, home address, telephone number, date of birth, social insurance number, salary, nationality, job title, any Shares or directorships held in the Company and details of all awards or any other entitlements to Shares awarded, canceled, exercised, vested, unvested or outstanding in your favor (the “Data”). You further understand and acknowledge that the Company and/or its Subsidiaries will transfer Data among themselves as necessary for the purpose of implementation, administration and management of your participation in the Plan and that the Company and/or any Subsidiary may each further transfer Data to any third party assisting the Company in the implementation, administration and management of the Plan. You understand and acknowledge that the recipients of Data may be located in the United States or elsewhere. You authorize such recipients to receive, possess, use, retain and transfer Data, in electronic or other form, for the purpose of administering your participation in the Plan, including a transfer to any broker or other third party with whom you elect to deposit Shares acquired under the Plan of such Data as may be required for the administration of the Plan and/or the subsequent holding of Shares on your behalf. You may, at any time, view the Data, require any necessary modifications of Data or withdraw the consents set forth in this subsection by contacting the Human Resources Department of the Company in writing.

The Plan and Other Agreements

The text of the Plan is incorporated in this Agreement by reference. All capitalized terms in this Agreement shall have the meanings assigned to them in the Plan. This Agreement and the Plan constitute the entire understanding between you and the Company regarding this Award. Any prior agreements, commitments or negotiations concerning this Award are superseded. This Agreement may be amended by the Committee without our consent, however, if any such amendment would materially impair your rights under this Agreement, this Agreement may be amended on by another written agreement, signed by you and the Company.

Additional Terms for Participants Providing Services Outside the United States

To the extent that you provide services to the Company or a Subsidiary in a country other than the United States, the Stock Units shall be subject to additional or substitute terms as shall be set forth in Exhibit A attached hereto. If you relocate to one of the countries included in Exhibit A during the life of the Stock Units, Exhibit A, including the provisions for such country, shall apply to you and the Stock Units, to the extent that the Company determines that the application of such provisions is necessary or advisable in order to comply with applicable law or facilitate the administration of the Plan. In addition, the Company reserves the right to impose other requirements on the Stock Units and the Shares issued upon vesting of the Stock Units, to the extent that the Company determines it is necessary or advisable in order to comply with local laws or facilitate the administration of the Plan, and to require you to sign any additional agreements or undertakings that may be necessary to accomplish the foregoing.

THROUGH YOUR ELECTRONIC ACCEPTANCE

OF THE NOTICE OF STOCK UNITS GRANT,

you agree to all of the terms and conditions

described IN NOTICE OF STOCK UNITS GRANT,

THE AGREEMENT and in the PlAN.

EXHIBIT A

ADDITIONAL TERMS APPLICABLE TO PARTICIPANTS WHO

PROVIDE SERVICES IN THE IDENTIFIED COUNTRIES

This Exhibit A, which forms part of the Agreement, includes additional terms and conditions applicable to Participants who provide services to the Company in the countries identified below. These terms and conditions are in addition to those terms set forth in the Notice of Stock Unit Award, the Stock Unit Agreement and in the Plan. To the extent there are any inconsistencies between these terms and conditions and those set forth in the Notice of Stock Unit Award, the Stock Unit Agreement or the Plan, these terms and conditions shall prevail. Any capitalized term used in this Exhibit A without definition shall have the meaning ascribed to such term in the Plan, Notice of Stock Unit Award or the Stock Unit Agreement, as applicable.

For the Participant’s convenience and information, the Company has provided certain general information regarding some of the tax and/or exchange control requirements that may apply to the Participant in certain of the countries below. Such information is current only as of June 2020, and the Company undertakes no obligation to update any such information and does not ensure that it is complete or correct. This information may not apply to the Participant’s individual situation, and may not be current as of any particular date in the future. The absence of any information on tax or foreign exchange requirements for any particular country should not be regarded as an indication that no such requirements apply in that country. The laws, rules and regulations of any country regarding the holding of securities may be subject to frequent change. The Participant is advised to seek appropriate professional advice as to how the relevant exchange control and tax laws in the Participant’s country may apply to the Participant’s individual situation.

GLOBAL PROVISIONS APPLICABLE TO PARTICIPANTS IN ALL COUNTRIES OTHER THAN THE UNITED STATES

No Guarantee of Continued Service

The vesting of the Stock Units pursuant to the vesting schedule will occur only if the Participant continues as an Outside Director, Consultant, or Employee (as applicable) to the Company or a Subsidiary through the applicable vesting date. The Participant further acknowledges and agrees that this Agreement, the transactions contemplated hereunder and the vesting schedule do not constitute an express or implied promise or continued engagement as an Outside Director, Consultant or Employee for the vesting period, for any period, or at all, and will not interfere in any way with the Participant’s right or the right of the Company or any Subsidiary to effect a termination of Services at any time, with or without cause in compliance with applicable laws nor shall it be construed to amend or modify the terms of any consultancy, directorship, employment or other service agreement between the Participant and the Company or any Subsidiary.

Acknowledgment of Nature of Plan and Stock Units

In accepting the award of Stock Units pursuant to this Agreement, the Participant acknowledges that:

a)

for labor law purposes, Stock Units and Shares issued upon vesting thereof are an extraordinary item that do not constitute wages of any kind for services of any kind rendered to the Company or to the Participant’s employer, and the grant of Stock Units is outside the scope of the Participant’s employment contract, if any;

b)

for labor law purposes, the grant of Stock Units and the Shares issued upon vesting thereof are not part of normal or expected wages or salary for any purposes, including, but not limited to, calculation of any severance, resignation, termination, redundancy, dismissal, end of service payments, bonuses, holiday pay, long-service awards, pension or retirement benefits or similar payments and in no event should be considered as compensation for, or relating in any way to, past services for the Company or any Subsidiary;

c)	Stock Units and the Shares issued upon vesting thereof are not intended to replace any pension rights or compensation;

d)

neither the grant of Stock Units nor any provision of this Agreement, the Plan or the policies adopted pursuant to the Plan confer upon the Participant any right with respect to employment or continuation of current employment and shall not be interpreted to form an employment contract or relationship with the Company or any Subsidiary;

e)	the future value of the underlying Shares is unknown and cannot be predicted with certainty;

f)

in consideration of the grant of Stock Units hereunder, no claim or entitlement to compensation or damages arises from termination of Stock Units, and no claim or entitlement to compensation or damages shall arise from forfeiture of the Stock Units resulting from termination of the Participant’s employment by the Company or any Subsidiary (for any reason whatsoever and whether or not in breach of local labor laws) and the Participant irrevocably releases the Company and the Participant’s employer from any such claim that may arise; if, notwithstanding the foregoing, any such claim is found by a court of competent jurisdiction to have arisen, the Participant shall be deemed irrevocably to have waived the Participant’s entitlement to pursue such claim; and

g)

in the event of termination of the Participant’s employment (whether or not in breach of local labor laws), the Participant’s rights to vest in the Stock Units under the Plan, if any, will terminate effective as of the date that the Participant is no longer actively employed and will not be extended by any notice period mandated under applicable local laws (e.g., active employment would not include a period of “garden leave” or similar period pursuant to applicable local laws); the administrator of the Plan shall have the exclusive discretion to determine when the Participant is no longer actively employed for purposes of Participant’s Stock Units.

Rights as Stockholder

Neither the Participant nor any person claiming under or through the Participant will have any of the rights or privileges of a stockholder of the Company in respect of any Shares that may become deliverable hereunder unless and until such Shares have been issued, recorded on the records of the Company or its transfer agents or registrars, and delivered in certificate or book entry form to the Participant. For the avoidance of doubt, neither the Participant nor any person claiming under or through the Participant will have no right to receive any dividend equivalent, or similar right, nor any economic right, in respect of the Stock Units awarded to the Participant.

FRANCE

Tax Information

The Stock Units are not intended to be French tax-qualified awards.

Exchange Control Information

The Participant must declare to the customs and excise authorities any cash and securities the Participant imports or exports without the use of a financial institution when the value of such cash or securities exceeds a certain amount. The Participant should consult with the Participant’s professional advisor. In addition, if the Participant is a French resident, the Participant may hold stock outside France provided the Participant declares all foreign bank and brokerage accounts on an annual basis (including the accounts that were open and those that were closed during the tax year) on a specific form in the Participant’s income tax return.

Securities Law

This offer does not require a prospectus to be submitted for approval to the Autorité des marchés financiers (“AMF”). The Participant may take part in the offer solely for his or her own account and any financial instruments thus acquired cannot be distributed directly or indirectly to the public otherwise than in accordance with Articles L. 411-1, L. 411-2, L. 412-1 and L. 621-8 to L. 621-8-3 of the French Monetary and Financial Code. The information provided to the Participant in this Agreement, the Plan or other documents supplied to the Participant in connection with the offer to the Participant of the Stock Units is provided as factual information only and as such is not intended to induce the Participant to accept to enter into this Agreement. Any such information does not give or purport to give any indication of the likely future financial success or performance of the Company and historical financial information gives no indication of future financial performance. The Stock Units are not intended to qualify for the favorable tax and social

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security treatment in France applicable to options granted under Sections L. 225-177 to L. 225-186-1 of the French Commercial Code. Should the Participant be in any doubt as to the contents of the offer of this Stock Unit award or what course of action to take in relation to the offer, the Participant is recommended to immediately seek his or her own personal financial advice from his or her stockbroker, bank manager, solicitor, accountant or other independent financial advisor duly authorized by the competent authorities or bodies.

Data Protection

The Company and the Participant’s Employer will hold, collect and otherwise process certain data as set out in the Employer’s Employee Privacy Policy which has been or will be provided to the Participant separately. All personal data will be treated in accordance with applicable data protection laws and regulations.

French Language Provision.

By signing and returning this Agreement, the Participant confirms having read and understood the documents relating to the Plan and the Agreement which were provided to the Participant in English language. The Participant accepts the terms of those documents accordingly.

French translation: En signant et renvoyant ce Contrat vous confirmez ainsi avoir lu et compris les documents relatifs au Plan qui vous ont été communiqués en langue anglaise. Vous en acceptez les termes en connaissance de cause.

GERMANY

Tax Indemnity

The Participant agrees to indemnify and keep indemnified the Company, any Subsidiary and his/her employing company (the “Employer”), if different, from and against any liability for or obligation to pay any Tax Liability (a “Tax Liability” being any liability for income tax, withholding tax and any other employment related taxes in any jurisdiction, including but not limited to wage tax, solidarity surcharge, church tax or social security contributions) that is attributable to (1) the grant or settlement of, or any benefit derived by the Participant from, the Stock Units, (2) the acquisition by the Participant of the Shares on settlement of the Stock Units, or (3) the disposal of any Shares.

Exchange Control Information

Cross-border payments in excess of €12,500 must be reported monthly to the German Federal Bank.  If the Participant uses a German bank to transfer a cross-border payment in excess of €12,500 in connection with the sale of Shares acquired under the Plan, the bank will make the report for the Participant.  In addition, the Participant must report any receivables, payables, or debts in foreign currency exceeding an amount of €5,000,000 on a monthly basis. Finally, the Participant must report on an annual basis if the Participant holds Shares that exceed 10% of the total voting capital of the Company.

Data Protection

The Company and the Participant’s Employer will hold, collect and otherwise process certain data as set out in the Employer’s Employee Privacy Policy which will be provided to the Participant separately. All personal data will be treated in accordance with applicable data protection laws and regulations.

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ISRAEL

Data Protection

Nothing in this Agreement or the Plan limits the obligations under the Privacy Protection Act, 5741-1981 (“PPA”) Chapter B.

The Participant acknowledges that the Company and its Subsidiaries may make the Data available to public authorities where required under locally applicable law.

SPAIN

Tax Withholding

The Participant agrees to indemnify and keep indemnified the Company, any Subsidiary and his/her employing company (the “Employer”), if different, from and against any liability for or obligation to pay any Tax Liability (a “Tax Liability” being any liability for income tax, withholding tax and any other employment related taxes in any jurisdiction, including but not limited to wage tax, solidarity surcharge, or social security contributions) that is attributable to (1) the grant or settlement of, or any benefit derived by the Participant from, the Stock Units, (2) the acquisition by the Participant of the Shares on settlement of the Stock Units, or (3) the disposal of any Shares.

The Stock Units cannot be settled until the Participant has made such arrangements as the Company may require for the satisfaction of any Tax Liability that may arise in connection with the vesting and settlement of the Stock Units and/or the acquisition of the Shares by the Participant. The Company shall not be required to issue, allot or transfer Shares until the Participant has satisfied this obligation.

Whenever the Stock Units become vested or are settled in Shares, the Company shall notify the Participant of the amount of tax, if any, which must be withheld by the Company, any Subsidiary or the Employer, if different, under all applicable tax laws. At the discretion of the Company, the Stock Units cannot be settled until the Participant has entered into an election with the Company, to either (a) remit a cash payment of the required amount of taxes to the Company, a Subsidiary or the Employer, as applicable; or (b) authorize the deduction of such amount from the Participant’s compensation (including, for the avoidance of doubt, other compensation that may be owed to the Participant by the Company, any Subsidiary or the Employer in connection with the performance of Services or otherwise due). Notwithstanding the prior sentence, with the consent of the administrator of the Plan, if relevant, and subject to any applicable legal conditions or restrictions, the Company or Subsidiary or Employer, as applicable, shall, upon the Participant’s request, accept surrender of a whole number of Shares issued hereunder (or other Shares held by the Participant) having a Fair Market Value, determined as of the date the amount of tax to be withheld is to be determined pursuant to any applicable tax laws (the “Tax Date”), not in excess of the minimum of tax required to be withheld by law to cover all or a portion of the applicable withholding taxes (with the remainder paid pursuant to the preceding sentence). In case the Participant purports to be entitled to any tax reduction or allowance in connection with income derived from the Stock Units, it shall promptly notify such circumstance to the Company, which shall factor, to the extent permitted by the applicable tax laws, the applicability of such reduction or allowance in the assessment of taxes to be withheld, subject in any event to the Participant’s compliance with any requirements imposed under applicable tax laws for their applicability (including the submission of tax forms or statements required to be delivered to the Company, a Subsidiary or the Employer, as applicable). Request for such surrender shall be made in writing in a form acceptable to the administrator of the Plan, if relevant, and shall be subject to the following restrictions: (i) the election must be made on or prior to the applicable Tax Date and (ii) once made, the election shall be irrevocable as to the particular Shares for which the election is made. Any adverse consequences to the Participant arising in connection with the share withholding procedure set forth herein, or with any representation made by the Participant relevant for the assessment of applicable withholding taxes, shall be the sole responsibility of the Participant.

Exchange Control and Tax Information Obligations

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If the Participant acquires Shares issued pursuant to the Stock Units, the Participant must declare the acquisition of such securities to the Spanish Direccion General de Política Comercial y de Inversiones Extranjeras, by filing the corresponding D-5 form, within the following month to the date of acquisition of the Shares. This declaration is provided to the Ministry of Economy and Competitiveness for statistical purposes only.

In the event that the Shares acquired pursuant to the Plan and this Agreement represent more than 10% of the share capital of the Company and, provided that the net equity of the Company exceeds the statutory threshold, the Participant will have to make an annual declaration to the Spanish Direccion General de Política Comercial y de Inversiones Extranjeras about the development of the investment in non-resident entities by filing the corresponding D-8 form, within the first nine months of each calendar year.

In addition, in case the value of the assets held by the Participant in non-resident companies, including the Shares of the Company or the balance of transactions with non-resident companies, including the Company, exceeds the statutory threshold, the Participant must also periodically file a declaration of foreign transactions with the Statistics Department of the Bank of Spain. The periodicity of such filings will be determined by the amount of the transactions or balances held with non-resident entities.

Participants should consult their own tax advisors in relation to the tax implications derived from the award, holding or disposal of Stock Units or Shares, and of their potential relocation to any other jurisdiction. The Company does not assume any responsibility therefor. The holding of certain rights or assets located overseas may be required to be reported on an annual basis by means of filing an information tax form (currently tax form number 720) and may be subject to Net Wealth Tax (Impuesto sobre el Patrimonio).

Data Privacy

The Company and the Participant’s Employer will hold, collect and otherwise process certain data as set out in the Employer’s Employee Privacy Policy which will be provided to the Participant separately. All personal data will be treated in accordance with applicable data protection laws and regulations.

UNITED KINGDOM

Employee Share Scheme

The Agreement forms the rules of the employee share scheme applicable to the United Kingdom based Participants of the Company and any Subsidiaries. Only employees of the Company or any Subsidiary of the Company are eligible to be granted Stock Units or be issued Shares under the Agreement. Other service providers (including Consultants or Outside Directors) who are not employees are not eligible to receive Stock Units under the Agreement in the United Kingdom. Accordingly, all references in the Agreement to the Participant’s service or termination of Service shall be interpreted as references to the Participant’s employment or termination of employment.

Special Tax Consequences

The Participant agrees to indemnify and keep indemnified the Company, any Subsidiary and his/her employing company (the “Employer”), if different, from and against any liability for or obligation to pay any Tax Liability (a “Tax Liability” being any liability for income tax, withholding tax and any other employment related taxes, employee’s National Insurance contributions or employer’s National Insurance contributions or equivalent social security contributions in any jurisdiction) that is attributable to (1) the grant or settlement of, or any benefit derived by the Participant from, the Stock Units, (2) the acquisition by the Participant of the Shares on the settlement of the Stock Units, or (3) the disposal of any Shares.

The Stock Units cannot be settled until the Participant has made such arrangements as the Company may require for the satisfaction of any Tax Liability that may arise in connection with the vesting and settlement of the Stock Units and/or the acquisition of the Shares by the Participant. The Company shall not be required to issue, allot or transfer Shares until the Participant has satisfied this obligation.

At the discretion of the Company, the Stock Units cannot be settled until the Participant has entered into an election with the Company (or his/her employer) (as appropriate) in a form approved by the Company and Her Majesty’s Revenue & Customs (a “Joint Election”) under which any liability of the Company and/or the employer for employer’s national insurance contributions arising in respect of the granting, vesting, settlement of or other dealing in the Stock Units, or the acquisition of Shares on the settlement of the Stock Units, is transferred to and met by the Participant.

The Participant undertakes that, upon request by the Company, he/she will join with his/her Employer in electing, pursuant to Section 431(1) of the Income Tax (Earnings and Pensions) Act 2003 (“ITEPA”) that, for relevant tax purposes, the market value of the Shares acquired on any occasion will be calculated as if the shares were not restricted and Sections 425 to 430 (inclusive) of ITEPA are not to apply to such shares.

The Participant agrees that if the Participant does not pay or the Participant’s Employer or the Company does not withhold from the Participant the full amount of all taxes applicable to the taxable income of the Participant resulting from the grant of the Stock Units, the vesting of the Stock Units, or the issuance of Shares (the “Tax-Related Items”) that the Participant owes due to the vesting of the Stock Units, or the release or assignment of the Stock Units for consideration, or the receipt of any other benefit in connection with the Stock Units (the “Taxable Event”) within 90 days after the Taxable Event, or such other period specified in Section 222(1)(c) of the U.K. Income Tax (Earnings and Pensions) Act 2003, then the amount that should have been withheld shall constitute a loan owed by the Participant to the Employer, effective 90 days after the Taxable Event. The Participant agrees that the loan will bear interest at HMRC’s official rate and will be immediately due and repayable by the Participant, and the Company and/or the Employer may recover it at any time thereafter by withholding the funds from salary, bonus or any other funds due to the Participant by the Employer, by withholding in Shares issued upon vesting and settlement of the Stock Units or from the cash proceeds from the sale of Shares or by demanding cash or a cheque from the Participant. The Participant also authorizes the Company to delay the issuance of any Shares to the Participant unless and until the loan is repaid in full.

Notwithstanding the foregoing, if the Participant is an officer or executive director (as within the meaning of Section 13(k) of the U.S. Securities and Exchange Act of 1934, as amended), the terms of the immediately foregoing provision will not apply. In the event that the Participant is an officer or executive director and Tax-Related Items are not collected from or paid by the Participant within 90 days of the Taxable Event, the amount of any uncollected Tax-Related Items may constitute a benefit to Participant on which additional income tax and National Insurance contributions may be payable. The Participant acknowledges that the Company or the Employer may recover any such additional income tax and national insurance contributions at any time thereafter.

Data Privacy

The Company and the Participant’s Employer will hold, collect and otherwise process certain data as set out in the Employer’s Employee Privacy Policy which will be provided to the Participant separately. All personal data will be treated in accordance with applicable data protection laws and regulations.